Filed Pursuant to Rule 433

Registration No. 333-161489-02

Free Writing Prospectus dated June 19, 2012

THE DETROIT EDISON COMPANY

TERM SHEET

$250,000,000 2012 Series A 2.65% General and Refunding Mortgage Bonds due 2022

$250,000,000 2012 Series B 3.95% General and Refunding Mortgage Bonds due 2042

Issuer:	The Detroit Edison Company

Trade Date:	June 19, 2021

Settlement Date:	T+3; June 22, 2012

Anticipated Ratings:*	A2/A/A (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC RBS Securities Inc. Scotia Capital (USA) Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	U.S. Bancorp Investments, Inc. SunTrust Robinson Humphrey, Inc. The Williams Capital Group, L.P. The Huntington Investment Company

Security:	Series A 2.65% General and Refunding Mortgage Bonds due 2022	Series B 3.95% General and Refunding Mortgage Bonds due 2042

Principal Amount:	$250,000,000	$250,000,000

Maturity Date:	June 15, 2022	June 15, 2042

Coupon:	2.65%	3.95%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2012	June 15 and December 15, commencing December 15, 2012

Price to Public:	99.844%	99.565%

Spread to Benchmark Treasury:	+105 bps	+125 bps

Benchmark Treasury:	1.75% due May 15, 2022	3.125% due February 15, 2042

Benchmark Treasury Yield:	1.618%	2.725%

Re-offer Yield:	2.668%	3.975%

Make-whole call:	Prior to March 15, 2022 at Treasury plus 15 bps	Prior to December 15, 2041 at Treasury plus 20 bps

Par Call:	On or after March 15, 2022	On or after December 15, 2041

CUSIP:	250847 EJ5	250847 EK2

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888 603 5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, RBS Securities Inc. toll-free at 1-866-884-2071 or Scotia Capital (USA) Inc. toll-free at 1-800-372-3930.